UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2019

(Exact name of registrant as specified in charter)

Delaware	333-198772	90-0998139
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Campus View Blvd., Ste. 200, Columbus, OH	43235
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (305) 704-3294

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “the Company,” “Alpha Investment,” “we,” “us” and “our” refer to Alpha Investment, Inc. and its subsidiaries.

Item 1.01	Entry into a Material Definitive Agreement.

In a Current Report on Form 8-K dated February 5, 2019, Alpha Investment reported that on January 31, 2019, Jersey Walk Phase I, LLC, its newly-formed special purpose vehicle, had entered into a Sale of Membership Interest Agreement (the “Purchase Agreement”) with CMT Developers LLC (“CMT”).  Pursuant to the Purchase Agreement, we acquired 100% of CMT’s membership interests, supposedly valued at $45.0 million, in exchange for the issuance to CMT of 3,000,000 shares of our common stock registered in our direct public offering covered by our Registration Statement on Form S-1 (File No. 333-221183), at a purchase price of $15.00 per share.

Through its ownership of CMT, the Company which holds title to approximately 6 six acre parcel of land in Elizabeth, New Jersey, on which it intended to develop a luxury residential rental apartment complex. However, during the due diligence on the refinancing of the property, the Company learned that certain of the representations and warranties of CMT in the Purchase Agreement with respect to the property were incorrect in various material respects. Based on the foregoing, effective June 7, 2019, the Company rescinded the Purchase Agreement in accordance with its terms.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2019	ALPHA INVESTMENT, INC.

	By:	/s/ Todd Buxton
Todd Buxton, Chief Executive Officer

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